090303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160277018-04
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 06/21/2016 3:15 PM
	Entity Number: E0615822007-2

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

Lilis Energy, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

100,000,000 shares of Common Stock, par value $0.0001 per share; 10,000,000 shares of Preferred Stock, par value $0.0001 per share; continued on attachment

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

100,000,000 shares of Common Stock, par value $0.0001 per share; 10,000,000 shares of Preferred Stock, par value $0.0001 per share; continued on attachment

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of Common Stock will be issued in exchange for every issued and outstanding ten (10) shares of Common Stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

All fractional shares of Common Stock will be rounded up to the nearest whole share.

7. Effective date and time of filing: (optional) Date: June 23, 2016 Time: 4:01 p.m. (EDT)

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X /s/Ariella Fuchs
Signature of Officer

General Counsel and Secretary
Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Attachment to
Certificate of Change Pursuant to NRS 78.209
Lilis Energy, Inc.
Secretary of State Entity Number E0615822007-2

The following additional information to Items 3 and 4 of the Certificate of Change Pursuant to NRS 78.209 are incorporated herein by reference:

Item 3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change (continued):

7,000 shares of Conditionally Redeemable 6% Preferred Stock, par value $0.0001 per share; 10,000 shares of Series A 8% Convertible Preferred Stock, par value $0.0001 per share; and 20,000 shares of Series B 6% Preferred Stock, par value $0.0001 per share.

Item 4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change (continued):

7,000 shares of Conditionally Redeemable 6% Preferred Stock, par value $0.0001 per share; 10,000 shares of Series A 8% Convertible Preferred Stock, par value $0.0001 per share; and 20,000 shares of Series B 6% Preferred Stock, par value $0.0001 per share.